UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 16, 2011

CAMBIUM LEARNING GROUP, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34575	27-0587428
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17855 North Dallas Parkway, Suite 400, Dallas, Texas		75287
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-932-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Executive Officer and Director

On November 18, 2011, Cambium Learning Group, Inc. (the "Company") announced that Dave Cappellucci, President of Cambium Learning Group, Inc. and a member of the Company’s Board of Directors (the "Board"), will be leaving the Company as President effective December 16, 2011. Further, Mr. Cappellucci resigned from the Board on November 21, 2011, effective immediately. It is anticipated that the Company will enter into a release agreement with Mr. Cappellucci acknowledging the final terms of his departure from the Company, in accordance with his employment agreement dated April 12, 2007, as subsequently amended.

Appointment of Executive Officer and Director

On November 21, 2011, the Company appointed Dr. Vernon Johnson as President of its Voyager business unit and a new member of the Board, effective December 1, 2011. Mr. Johnson, age 63, currently serves as Executive Vice President of American College of Education ("ACE"), a proprietary college held by Higher Ed Holdings. Dr. Johnson is a partner with Best Associates, a Dallas-based Merchant Banking firm.

Previous to his current positions, he also served as executive vice president, president and CEO of Voyager Expanded Learning, a for-profit education company. His prior experience from leadership roles in public education helped the company become an innovative, profitable provider of scientifically-based curriculum for students and professional development for teachers.

Dr. Johnson also served as a public educator for 25 years. He was a director of special services, an assistant superintendent for instructional services in Indianapolis Public Schools and superintendent of schools in Rochester, Minnesota, and Richardson, Texas. He was nominated as one of America’s Top 100 School Executives by the American Association of School Executives, was selected twice for the Annual Congress for Exemplary Superintendents and was chosen as Indiana University’s first recipient of the Berkley Emerging Leadership Award.

In his role as President of the Voyager business unit of the Company, Dr. Johnson will receive an annual base salary of $400,000. Beginning with the 2012 fiscal year, Dr. Johnson will be eligible for an annual cash bonus opportunity with a target payment of 50% of base salary and a maximum payment of 150% of base salary. Dr. Johnson will also be granted an option to purchase 500,000 shares of Company common stock pursuant to the Company’s 2009 Equity Incentive Plan at a strike price equal to the greater of (i) $4.50 per share, or (ii) the closing price of the Company’s stock as of the date of the grant of such option. This option will vest ratably on a daily basis over a four year period, subject to Dr. Johnson’s continued employment. As a management member of the Board, Dr. Johnson will receive no additional compensation for his service on the Board.

Dr. Johnson has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which he was selected as an officer of the Company. In addition, there have been no transactions in which Dr. Johnson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On November 16, 2011, the Court of Claims in Michigan ruled in favor of the Company’s motion for summary judgment with regard to the tax litigation matter related to a Michigan state tax issue as previously disclosed in the periodic reports filed with the Securities and Exchange Commission by the Company. The final resolution of the tax litigation or potential settlement could result in a refund ranging from zero to approximately $10.4 million, plus statutory interest, of which fifty percent (50%), net of expenses incurred, would be payable to the holders of the contingent value rights ("CVRs") issued as part of the December 9, 2009 merger consideration and the remaining fifty percent (50%) would be retained by the Company.

Additionally, the court ruled in the Company’s favor on two other tax matters that could result in a refund of up to $0.8 million, plus statutory interest. These potential tax refunds will be retained by the Company and are not subject to payment to the holders of the CVRs under Amendment No. 1, dated September 20, 2010, to the Agreement and Plan of Mergers, dated June 20, 2009, by and among the Company, Voyager Learning Company, Vowel Acquisition Corp., VSS-Cambium Holdings II Corp., Consonant Acquisition Corp., and Vowel Representative, LLC.

The Michigan state taxing authority has the right to appeal the decision of the Court of Claims to the Michigan Court of Appeals.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

As described above, the following exhibits are filed with this report:

Exhibit 99.1 – Press Release, dated November 18, 2011.
Exhibit 99.2 – Press Release, dated November 22, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBIUM LEARNING GROUP, INC.

November 22, 2011	By:	/s/ Bradley C. Almond

Name: Bradley C. Almond
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated November 18, 2011.
99.2	Press Release, dated November 22, 2011.